EXHIBIT 99.2

Sales Plan

This Sales Plan dated December 5, 2014 (this “Sales Plan”) is entered into between Longview Asset Management, LLC (“Seller”) and Morgan Stanley & Co. LLC (“Morgan Stanley”), acting as agent for Seller, for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the disposition of Common Stock, $.0001 Par Value (the “Stock”), of PetSmart, Inc. (the “Issuer”).

A.           Seller’s Representations, Warranties and Covenants

1.           As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities.  Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.           The securities to be sold under this Sales Plan are owned free and clear by clients of Seller and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, including any such limitation imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the “Securities Act”).

3.           While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan.

4.           Seller agrees that it shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Morgan Stanley or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.  Any notice given to Morgan Stanley pursuant to this Sales Plan shall be given in accordance with paragraph D.5 below.

5.           The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law, the applicable constitutive documents of Seller, any agreement or other instrument binding on Seller or any of its affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or its affiliates.

6.           Seller has consulted with its own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Morgan Stanley or any person affiliated with Morgan Stanley in connection with, Seller’s adoption and implementation of this Sales Plan.  Seller acknowledges that Morgan Stanley is not acting as a fiduciary or an advisor for Seller.

7.           Seller represents that it is not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a “plan” as defined under Section 4975(e) of the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets include the assets of any such plan by reason of such a plan's investment in such entity.

B.           Implementation of the Plan

1.           Seller hereby appoints Morgan Stanley to sell shares of Stock pursuant to the terms and conditions set forth below and in Schedule I hereto.  Subject to such terms and conditions, Morgan Stanley hereby accepts such appointment.

2.           Subject to the terms set forth in Schedule I, Morgan Stanley is authorized to begin selling Stock pursuant to this Sales Plan on the first full trading day after an authorized public announcement by the Issuer that it has entered into a definitive agreement for the sale of the company or substantially all its assets (a “Transaction”), a copy of which announcement shall be forwarded to Morgan Stanley by Seller, and shall cease selling Stock on the earliest to occur of (i) the date on which Morgan Stanley is required to suspend or terminate sales pursuant to paragraph C.1 below, (ii) the date on which Morgan Stanley receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency, (iii) the date of consummation of a Transaction and (iv) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches 1,542,425 shares (the “Total Sale Amount”) (such period, the “Plan Period”).

4.           Morgan Stanley shall not sell Stock hereunder at any time when:

(i)           Morgan Stanley, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller, its clients or its affiliates (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or the Stock); or

(ii)           Morgan Stanley has received notice from Seller in accordance with paragraph C.1 below.

5.           (a)           Morgan Stanley shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in an account at Morgan Stanley in the name of and for the benefit of Seller or its clients  (the “Plan Account”).

(b)           To the extent that any Stock remains in the Plan Account after the end of the Plan Period or upon termination of this Sales Plan, Morgan Stanley agrees to return such Stock, or any merger or similar consideration received in connection with the consummation of a Transaction promptly to Seller.

6.           Morgan Stanley may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

C.           Termination

1.  (a)           This Sales Plan may not be suspended or terminated prior to the end of the Plan Period, except that it may be suspended or terminated at any time by prior written notice from Seller sent to Morgan Stanley’s compliance office by overnight mail and by facsimile at the address and fax number set forth in paragraph D.5 below and received by Morgan Stanley’s compliance office at least one day prior to the date on which this Sales Plan is to be suspended or terminated; provided, however, that in the case of a suspension only, Seller must deliver to Morgan Stanley a certificate of Seller dated as of the date of the notice representing that, as of the date thereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities or that the suspension is due to a legal impediment on Seller’s ability to sell the Stock.

(b)           If such notice is made with respect to a suspension, rather than a termination, it shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Morgan Stanley.  Morgan Stanley shall resume sales under this Sales Plan promptly after receipt of notice from Seller that sales may resume.

2.           Seller agrees that Morgan Stanley will execute the Sales Plan in accordance with its terms and will not be required to suspend or terminate any sales of the Stock unless Seller notifies Morgan Stanley of its intention to suspend or terminate the Sales Plan in accordance with the provisions of paragraph C.1.

D.           General

1.           Proceeds from each sale of Stock effected under the Sales Plan will be delivered to the accounts to be specified by Seller on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Morgan Stanley, provided that any commission hereunder shall be $0.05 per share of the Stock sold.

2.     [Reserved]

3.           Seller and Morgan Stanley acknowledge and agree that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all the protections given to such contracts under the Bankruptcy Code.

4.           This Sales Plan may be amended by Seller only upon the written consent of Morgan Stanley and receipt by Morgan Stanley of a certificate signed by Seller dated as of the date of such amendment certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date.

5.           (a)           All notices to Morgan Stanley under this Agreement shall be given to Morgan Stanley’s compliance office by fax and certified mail as specified below:

     Gard Krause
     Morgan Stanley & Co. LLC
     Compliance Department
     1585 Broadway, 5th Floor
     New York, NY 10036
     Facsimile:  (212) 507-8135

     with a copy to:

     Joshua Birbach
     Morgan Stanley & Co. LLC
     Legal Department
     1221 Avenue of the Americas, 34th Floor
     New York, NY 10020
     Facsimile:  (212) 507-8943

(b)   Morgan Stanley will provide notification of all sales of Stock under this Sales Plan to Seller by e-mail at the addresses to be specified by Seller by 6:00 p.m. (ET) on the date of execution on a best efforts basis, but in any event, no later than 12:00 p.m. (ET) on the following business day. Seller agrees to notify Morgan Stanley in writing of any changes to the contact information provided.  In addition all other notices to Seller under this Sales Plan shall be given to the Seller by e-mail, facsimile or overnight mail as follows:

     Kent Lawson
     Longview Asset Management, LLC
     222 N. LaSalle St., Suite 2000
     Chicago, Illinois 60601
     Facsimile 312 395-7072

     With a copy to:

     Michael A. Nemeroff, Esq.
     Vedder Price P.C.
     222 N. LaSalle Street
     Chicago, Illinois 60601
     Facsimile:  312 609-5005

6.           Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Morgan Stanley.

7.           This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.           If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Sales Plan will continue and remain in full force and effect.

9.           This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

LONGVIEW ASSET MANAGEMENT, LLC

Name:
Title:

Morgan Stanley & Co. LLC

Name:
Title: